News Release

CDI Corp. Declares First Quarter 2014 Dividend

Philadelphia (February 24, 2014) - CDI Corp. (NYSE:CDI) today announced that its Board of Directors has authorized a first quarter 2014 dividend of $0.13 per share. The dividend is payable on March 24, 2014, to holders of record as of the close of business on March 10, 2014.

About CDI

CDI Corp. is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering & Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) subsidiary. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations

(215) 636-1240

Vince.Webb@cdicorp.com